Exhibit 10.32

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”), dated as of the 11th day of March, 2019 (the “Effective Date”), is between CLPF-475 BRANNAN STREET, L.P., a Delaware limited partnership (“Landlord”) and FASTLY, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A. Landlord and Tenant entered into that certain Office Lease dated August 22, 2014 (the “Original Lease”), and that certain First Amendment to Lease dated May 27, 2015 (the “First Amendment”), pursuant to which Landlord leased unto Tenant and Tenant leased from Landlord what was previously measured as approximately 65,180 rentable square feet of office space described as Suites 200, 300, 320 and 330 (collectively, the “Premises”) located on the second and third floors of the building commonly known as 475 Brannan Street, San Francisco, California (the “Building”). The Original Lease and the First Amendment are collectively referred to herein as the “Lease”.

B. The Term of the Lease is to expire March 31, 2020. Tenant desires to extend the Term for an additional eighty-eight (88) months. Landlord agrees to extend the Term upon the terms and conditions outlined in this Second Amendment.

A G R E E M E N T

NOW, THEREFORE, for and in consideration of the facts mentioned above, the mutual promises set forth below and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto do agree as follows:

1. Effective Date. This Second Amendment shall be effective as of the Effective Date.

2. Capitalized Terms. All capitalized terms used in this Second Amendment which are not defined herein shall have the meanings for such terms which are set forth in the Lease.

3. Premises.

A. Remeasurement. Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, effective as of April 1, 2020 (the “Extension Date”) and continuing through the Extended Term (defined below in Section 4), (i) the deck area (the “Deck Area”) adjacent to Suites 300 and 330 containing approximately 4,911 rentable square feet is added to the total rentable area of the Premises; (ii) the total rentable area of the Premises is 71,343 square feet; and (iii) the rentable area of the Building is 247,742 square feet. Effective as of the Extension Date, the rentable area of the Premises and Building shall be accordingly adjusted to reflect such remeasurement.

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B. Deck Area. Landlord agrees that as of the Effective Date, the Deck Area shall become part of the Premises, Tenant shall have exclusive use of the Deck Area, and that Tenant shall be permitted to use the Deck Area for the uses permitted under the Lease, including, without limitation, general office purposes, and to perform improvements to the Deck Area in accordance with the terms and conditions of Paragraph 8 of the Original Lease. Notwithstanding the foregoing, nothing herein shall modify Landlord’s obligation to repair and maintain the structural elements of the Deck Area, including the floor thereof, in accordance with the terms of the Lease through the Extended Term, but shall not have any obligation to repair or maintain any flooring or floor covering of the Deck Area.

4. Term. As of the Effective Date, the Term of the Lease shall be extended through 11:59 p.m. on July 31, 2027 (“Extended Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. That portion of the Term commencing on the Extension Date and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term”. Landlord and Tenant hereby agree to confirm the dates of the Extended Term by executing and delivering to each other counterparts of a Commencement Date Memorandum in the form of Exhibit D-1 attached hereto, but the Extended Term of the Lease shall commence on the Extension Date and end on the Extended Expiration Date whether or not such memorandum is executed.

5. Basic Monthly Rental. During the Extended Term, Tenant shall pay to Landlord as Basic Monthly Rental for the Premises, without prior notice or demand, the amounts set forth in the following schedule:

Period	Basic Monthly Rental	Monthly Abatement	Net Basic Monthly Rental
4/1/20 – 10/15/20	$432,279.12	$432,279.12	$0.00
10/16/20 – 3/31/21	$432,279.12	$0.00	$432,279.12
4/1/21 – 3/31/22	$445,247.49	$0.00	$445,247.49
4/1/22 – 3/31/23	$458,604.91	$0.00	$458,604.91
4/1/23 – 3/31/24	$472,363.05	$0.00	$472,363.05
4/1/24 – 3/31/25	$486,533.94	$0.00	$486,533.94
4/1/25 – 3/31/26	$501,129.95	$0.00	$501,129.95
4/1/26 – 3/31/27	$516,163.84	$0.00	$516,163.84
4/1/27 – 7/31/27	$531,648.75	$0.00	$531,648.75

6. Tenant’s Percentage Share. As of the Extension Date, notwithstanding anything in the Lease to the contrary, Tenant’s Percentage Share shall be 26.81% (based upon 66,432 rentable square feet within the interior of the Premises and the Building square footage of 247,742), and Tenant shall no longer be required to pay the Suite 330 Percentage Share as set forth in Section 6 of the First Amendment.

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7. Operating Costs. Landlord and Tenant agree that the Basic Monthly Rental schedule set forth above for the Extended Term reflects a change in the Lease from a so called “Industrial Gross” lease to a “NNN” lease, where Operating Expenses are in addition to the monthly Basic Monthly Rental. To reflect this change, as of the Extension Date, the Lease shall be amended as follows:

A. Paragraph 1(a) of the Original Lease shall be deleted in its entirety.

B. Paragraph 1(c) of the Original Lease shall be deleted and replaced with the following:

“(c) The term “Expense Year” shall mean each calendar year in which any portion of the Lease term falls, through and including the calendar year in which the term expires; provided, however, that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period.”

C. Paragraphs 4(a), 4(b) and 4(f) of the Original Lease shall be deleted and replaced with the following:

“(a) In addition to the Basic Monthly Rental payable during the Term of this Lease, commencing on the Rent Commencement Date and continuing throughout the remaining Term of this Lease (including the Extension Term, if applicable) Tenant shall pay to Landlord, as additional rent, Tenant’s Percentage Share of: (i) Operating Expenses paid or incurred by Landlord in any calendar year; and (ii) Real Property Taxes paid or incurred by Landlord in any calendar year. Notwithstanding the foregoing, if the Building is less than one hundred percent (100%) occupied in any Expense Year during the Term, then Landlord shall make an appropriate adjustment in occupancy-related Operating Expenses for such Expense Year for the purposes of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Operating Expenses that would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied. If it shall not be lawful for Tenant to reimburse Landlord for any Real Property Taxes as defined herein, then the Basic Monthly Rental payable to Landlord shall be increased to net Landlord the same net Basic Monthly Rental after imposition of Real Property Taxes as would have been received by Landlord prior to the imposition of such Real Property Taxes.”

“(b) Commencing on the Rent Commencement Date and continuing throughout the remainder of the Lease Term (including the Extension Term, if applicable), Tenant shall pay to Landlord, as additional rent, one-twelfth (1/12th) of Tenant’s Percentage Share of Operating Expenses and Real Property Taxes for such Expense Year on or before the first day of each calendar month of such Expense Year, in advance, in an amount estimated in good faith by Landlord in notices delivered to Tenant. If Landlord fails to deliver such an estimate to Tenant prior to the commencement of any Expense Year, then Tenant shall continue to pay Tenant’s Percentage Share of Operating

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Expenses and Real Property Taxes on the basis of the prior Expense Year’s estimate until the first day of the next calendar month after such notice is given, provided that on such date Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the Expense Year in question, less any portion thereof previously paid by Tenant. Landlord may revise its estimate of Tenant’s Percentage Share of Operating Expenses and Real Property Taxes for any Expense Year from time to time by giving written notice of such revision to Tenant, in which event subsequent payments by Tenant for such Expense Year shall be based on Landlord’s revised estimate. The failure or delay by Landlord to provide Tenant with Landlord’s estimate of Tenant’s Percentage Share of Operating Expenses and Real Property Taxes or Landlord’s annual statement (as described in subparagraph 4(c) below) for any Expense Year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant’s obligation to pay Tenant’s Percentage Share of Operating Expenses or Real Property Taxes for such Expense Year or of Landlord’s right to send to Tenant such an estimate or annual statement, as the case may be.”

“(f) It is the intention of Landlord and Tenant that the Basic Monthly Rental paid to Landlord throughout the term of this Lease shall be absolutely net of all Real Property Taxes and Operating Expenses and the foregoing provisions of this Paragraph 4 are intended to so provide.”

D. The fourth sentence of Paragraph 8(c) of the Original Lease shall be deleted and replaced with the following:

“Tenant shall have access to and use of the Building’s condenser water for such facilities subject to payment of charges typically assessed to other tenants of the Building for the use thereof, provided such charges are not included as Operating Expenses.”

E. The fourth sentence of Paragraph 18(b)(iv) of the Original Lease shall be deleted and replaced with the following:

“For the purpose of determining unpaid rent under clauses (i), (ii) and (iii) above, the rent reserved in this Lease shall be deemed to be the total rent payable by Tenant under Articles 3 and 4 hereof; for purposes of computing Tenant’s Percentage Share of Operating Expenses and Real Property Taxes for the calendar year in which the default occurs and each future calendar year or portion thereof in the Lease Term, Tenant’s Percentage Share of Operating Expenses and Real Property Taxes shall be assumed to be equal to the amount thereof for the calendar year prior to the year in which the default shall occur, increased annually at a rate equal to the average rate of increase, if any, in such items from the Commencement Date through the time of award.”

8. Condition of Premises. Tenant acknowledges and agrees that, subject to the terms and conditions set forth in this Second Amendment, Landlord has agreed to extend the Term of the Lease on the express condition that Tenant accepts the Premises in their as-is condition and that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the condition of the Premises, except as specifically set forth in the Lease, as amended hereby. Notwithstanding the foregoing, Landlord shall, at its sole cost and expense, remove the large planters located on the Deck Area and replace the planters with privacy screening mutually agreeable to Landlord and Tenant, and which is in compliance with all applicable codes, laws, ordinances, rules and regulations, to provide privacy from the adjacent building (the “Privacy Screening”). Landlord shall also clean or repair the flooring of the Deck Area in the areas previously occupied by the large planters to the extent necessary to attain an appearance reasonably consistent with the remainder of the Deck Area flooring. Landlord and Tenant shall use commercially reasonable efforts to determine the means of providing the Privacy Screening within ninety (90) days following the Effective Date. Landlord shall use commercially reasonable efforts to install the Privacy Screening and remove the planters from the Deck Area within sixty (60) days following the date upon which the Privacy Screening has been determined. Landlord shall provide Tenant with no less than two (2) business days prior notice before entering the Premises and Deck Area to remove the planters and install the Privacy Screening. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of or access to the Premises during such entry and removal.

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9. Renewal Improvements. Landlord and Tenant agree to the provisions set forth in the work letter annexed hereto as Exhibit “C-2” (“Work Letter”). Tenant agrees to construct any Renewal Improvements described in the Work Letter upon and subject to the provisions thereof.

10. Security. Landlord currently holds the sum of $1,102,441.62 as security for Tenant’s faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant under the Lease (the “Security Deposit”). The amount of the Security Deposit shall be subject to further reduction commencing on each anniversary of the Extension Date (each a “Reduction Date”) by the amount of $81,541.84 (the “Reduction Amount”) from the amount then held by Landlord, so long as no Event of Default by Tenant under the Lease then currently exists beyond any applicable notice and cure periods as of the relevant Reduction Date or the date any excess Security Deposit is to be returned pursuant hereto. Within ten (10) business days following the relevant Reduction Date, Landlord shall pay to Tenant the Reduction Amount. If such Reduction Amount is not timely paid by Landlord, Tenant shall provide Landlord written notice that the Reduction Amount has not been timey paid. Landlord shall then have ten (10) business days to either pay the Reduction Amount or to provide Tenant written notice that Landlord disputes that a Reduction Amount payment is due (the “Notice of Dispute”). Landlord and Tenant acknowledge and agree that a Notice of Dispute may only be delivered to Tenant by Landlord in the event a dispute arises in connection with a default by Tenant beyond the applicable notice and cure periods. If within such ten (10) business day period Landlord fails to either pay the Reduction Amount or deliver Tenant a Notice of Dispute and if the Landlord is other than CLPF-475 Brannan Street, L.P., Tenant shall have the right to offset that particular Reduction Amount payment amount against any Rental next due and owing. Notwithstanding anything to the contrary set forth in this Section 10, in no event shall the Security Deposit be less than $531,648.75.

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11. Right of First Notification. During the Extended term, Tenant shall retain the Right of First Notification with respect to Suite 310 and Suite 410 as set forth in Section 11 of the First Amendment. Tenant acknowledges and agrees that it has waived the Right of First Notification set forth in Section 11 of the First Amendment with respect to Suite 230. Further, as of the Effective Date, in the event that the electrical room located adjacent to the East side of the Premises, Suites 110/210 (together), Suite 120, Suite 130, or Suite 420 (each, for the purposes of this Section 11 only, a “Notice Space”) becomes available during the Term of the Lease, as extended hereby, Landlord shall notify Tenant of such available space (the “Available Space”) and the terms and conditions under which Landlord intends to market the Available Space (the “Availability Notice”). Tenant shall have ten (10) business days following receipt of the Availability Notice to elect in writing to lease such Available Space on the terms and conditions set forth in the Availability Notice. If Tenant fails to respond to Landlord’s Availability Notice within such ten (10) business day period or if Tenant declines to lease the Available Space, then Tenant shall be deemed to have waived its Right of First Notification with respect to the applicable Available Space. A Notice Space shall be deemed to be “available” when the lease for any current tenant of a Notice Space expires or is otherwise terminated. A Notice Space shall not be deemed to be “available” if the space is either (i) assigned or subleased by the current tenant of the space, (ii) relet by the current tenant of the space by renewal, extension, or renegotiation, or (iii) with respect the electrical room, Suites 110/210 (together), Suite 120, Suite 130, or Suite 420, such Notice Space is subject to a right of another tenant existing as of the Effective Date.

12. Option to Extend. Tenant shall retain the right to further extend the Term of the Lease pursuant to the Paragraph 2(d) of the Original Lease, and references to the “initial Term” set forth in Paragraphs 2(d) and 2(e) of the Original Lease are hereby amended to mean the Extended Term.

13. Brokers. Landlord hereby represents and warrants to Tenant that it has dealt with no broker, finder or similar person in connection with this Second Amendment other than Colliers International (“Landlord’s Broker”), and Tenant hereby represents and warrants to Landlord that it has dealt with no broker, finder or similar person in connection with this Second Amendment, other than CBRE, Inc. (“Tenant’s Broker”). Landlord shall pay any and all commissions payable to Landlord’s Broker in connection with the execution of this Second Amendment pursuant to a separate agreement. Landlord’s Broker shall pay Tenant’s Broker any commissions payable to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Landlord and Tenant shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys’ fees) arising from a breach of the foregoing representation and warranty.

14. Accessibility Disclosure. Pursuant to California Civil Code 1938, Landlord hereby advises Tenant that the Premises have not undergone inspection by a Certified Access Specialist and Tenant hereby acknowledges that the Premises have not been certified to meet all construction related accessibility standards pursuant to Civil Code Section 55.53. Pursuant to California Civil Code 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” The terms of this Section 14 are intended only to comply with notice requirements of applicable laws. The terms and conditions of the Lease, as amended, shall govern with respect to each of Landlord’s and Tenant’s liability for compliance with applicable laws.

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15. Prohibited Persons and Transactions. Landlord and Tenant (each a “Representing Party”) represent to the other that neither Representing Party nor any of its subsidiaries or, to the knowledge of the Representing Party, any, affiliate or representative of the Representing Party is an individual or entity (“Person”) currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Representing Party located, organized or resident in a country or territory that is the subject of Sanctions; and the Representing Party represents and covenants that it has not knowingly engaged in, is not now knowingly engaged in, and shall not engage in, any dealings or transactions with any Person, or in any country or territory, that is the subject of Sanctions.

16. No Further Modifications. Except as otherwise set forth in this Second Amendment, the terms and conditions of the Lease remain unchanged and in full force and effect.

17. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall together constitute one and the same instrument.

18. Authority. Each party represents that the person executing this Second Amendment for such party is acting on behalf of such party and is duly authorized to execute this Second Amendment for such party.

19. Entire Agreement. This Second Amendment, together with the Lease, constitute the entire and complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, statements, promises, understandings, arrangements, and commitments.

[Signatures on following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease as of the date first written above.

LANDLORD:

CLPF-475 BRANNAN STREET L.P., a Delaware limited partnership

By:	CLPF - 475 BRANNAN STREET GP, LLC Its general partner

	By:	Clarion Lion Properties Fund Holdings. L.P., Its sole member

		By:	CLPF-Holdings, LLC, Its general partner

			By:	Clarion Lion Properties Fund Holdings REIT, LLC, Its sole member

				By:	Clarion Lion Properties Fund, LP, Its managing member

					By:	Clarion Partners LPF GP, LLC, Its general partner

						By:	Clarion Partners, LLC, Its sole member

							By:	/s/ Jon Gelb
Jon Gelb Authorized Signatory

Date: 3/18/19

TENANT:

FASTLY, INC., a Delaware corporation

By:	/s/ Adriel Lares
Name:	Adriel Lares
Title:	CFO

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Exhibit “C-2”

Work Letter

This WORK LETTER (the “Agreement”) is hereby made a part of that certain Second Amendment to Lease (the “Second Amendment”) made and entered into by and between CLPF-475 BRANNAN STREET, L.P., a Delaware limited partnership (“Landlord”) and FASTLY, INC., a Delaware corporation (“Tenant”). All terms used herein which are defined in the Lease or any addendum or other Exhibits attached thereto shall have the same meanings herein as are ascribed to such terms in such documents. Landlord and Tenant hereby agree as follows with respect to the construction of initial improvements in the Premises.

1. COMPLETION AND APPROVAL OF PLANS.

1.1 Space Plan. At any time following the Effective Date, Tenant may cause to be constructed at Tenant’s cost and expense, except as otherwise specified in paragraph 2 below, improvements in the Premises (the “Extension Improvements”) in accordance with a mutually agreed preliminary plan (the “Space Plan”). Tenant acknowledges that Landlord has made no representation or warranty whatsoever concerning (i) the actual cost to design and construct the Extension Improvements or (ii) the extent to which the actual cost or final configuration of the Extension Improvements will be affected by the adoption of new federal, state, or local laws or the implementation of any regulations or building requirements under new or existing laws, including, without limitation, the Americans With Disabilities Act and any fire and life safety laws or regulations.

1.2 Final Plans. Upon mutual approval of the Space Plan, Tenant shall cause to be prepared such plans, drawings, and specifications (collectively, the “Plans”) as may be necessary to obtain a building permit for construction of the Extension Improvements. Upon completion thereof, the Plans shall be submitted to Landlord for approval. Landlord shall notify Tenant, in writing, within five (5) business days following receipt by Landlord of the Plans if Landlord approves the Plans or disapproves of any portion thereof. Such disapproval shall be communicated with sufficient specificity to enable Tenant to revise the Plans in a manner acceptable to Landlord. If Landlord objects to any portion of the Plans, Tenant shall cause the same to be revised, and shall resubmit the revised Plans to Landlord for approval. Landlord shall have two (2) days to approve or disapprove of the revised Plans. The foregoing process shall continue until the Plans are approved by Landlord; provided, however, that each time Landlord disapproves of any portion of the Plans, Landlord’s subsequent comments shall be limited solely to the revisions to, or any new elements of, the Plans. If Landlord fails to approve or respond to Tenant’s initial request for approval of the Plans or to Tenants’ revisions to the Plans within the respective five (5) business day or two (2) day periods provided above, then Tenant may, within five (5) business days following the expiration of such five (5) business day or two (2) day period described above, provide to Landlord a second written request (the “Second Request”) stating in large, bold and capped font the following: “THIS IS TENANT’S SECOND REQUEST TO LANDLORD. LANDLORD FAILED TO TIMELY APPROVE OR RESPOND TO TENANT’S FIRST REQUEST FOR APPROVAL OF THE PLANS [or TENANT’S REVISIONS TO THE PLANS] IN ACCORDANCE WITH SECTION 1 OF EXHIBIT C-2 OF THE SECOND AMENDMENT TO LEASE. IF LANDLORD FAILS TO RESPOND TO THIS SECOND REQUEST FOR APPROVAL OF THE PLANS [OR TENANT’S REVISIONS TO THE PLANS] WITHIN FIVE (5) BUSINESS DAYS OF LANDLORD’S RECEIPT OF THIS SECOND REQUEST, TENANT’S PLANS [OR TENANT’S REVISIONS TO THE PLANS] SHALL BE DEEMED APPROVED BY LANDLORD.” If (a) Tenant’s Second Request strictly complies with the terms of this Section 1.2, and (b) Landlord fails to notify Tenant within five (5) business days of Landlord’s receipt of such Second Request, then the Plans, or the revisions thereto, as applicable, shall be deemed approved by Landlord.

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1.3 Required Changes. Landlord hereby consents to any changes to the Plans which may be imposed as a condition of obtaining a permit for the construction of the Extension Improvements by any municipal department having jurisdiction over same, provided that Tenant shall clearly identify such changes on the Plans.

1.4 Requested Changes. If Tenant desires to make any changes to the final Plans following approval thereof, Tenant must obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). All such requests for changes and consent shall be subject to the procedures set forth in paragraph 5 hereof.

2. COST OF IMPROVEMENTS.

2.1 Tenant’s Cost; Extension Allowance. Tenant shall bear all costs of designing and constructing the Extension Improvements, except that Landlord shall provide a construction allowance (the “Extension Allowance”) to be applied to such costs in an amount equal to Three Million Five Hundred Sixty Seven Thousand One Hundred Fifty and No/100 Dollars ($3,567,150.00) (i.e., $50.00 per rentable square foot of the Premises). The costs of such construction shall include, without limitation, costs of preparing the Space Plan, pricing plans, and field surveys, costs of preparing the Plans and all working drawings, costs of obtaining building permits, costs of labor and materials used in such construction, Landlord’s three percent (3%) construction management fee, and all other costs of such design and construction including a conditional use permit (if required) and occupancy permits. No portion of the Extension Allowance may be used for furniture, fixtures, equipment, Supplemental HVAC Units, Tenant’s Security System or for any non-permanent improvement to the Premises.

2.2 Costs in Excess of the Extension Allowance. Tenant shall pay all costs of constructing the Extension Improvements to the extent that the cost thereof exceeds the Extension Allowance.

2.3 Payment of Extension Allowance. Landlord shall disburse the Extension Allowance (after deducting Landlord’s construction management fee and Landlord’s reasonable out of pocket design review costs) in accordance with the following terms and conditions. At any time following the Effective Date, Tenant shall submit to Landlord written requests for reimbursement for the cost of designing and constructing the Extension Improvements, which requests shall not be made more than once per month (each, an “Extension Allowance Request”). Each Extension Allowance Request must detail work performed and materials supplied in performing the Extension Improvements, all of which shall be subject to reasonable

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substantiation by Landlord, or an architect or other representative retained by Landlord. Except as provided below, payment for such costs shall be made to Tenant within thirty (30) days after Landlord’s receipt of an Extension Allowance Request and the following supporting materials: receipts evidencing payment of all amounts due and a sworn affidavit or lien waiver, as applicable, from each of Tenant’s designers, contractors, subcontractors, workers, and suppliers stating that they have been paid in full for all work performed and materials and equipment supplied by them on the Premises for which reimbursement is requested. Landlord shall have no obligation to honor any Extension Allowance Request received from Tenant which is not material compliance with this Paragraph 2.3. Landlord shall withhold ten percent (10%) from each payment request (the “Retainage”). Landlord shall pay the Retainage to Tenant within thirty (30) days after Landlord’s receipt of the written request and the following supporting materials (the “Closing Binder”): (i) receipts evidencing payment of all amounts due and a sworn affidavit or lien waiver from each of Tenant’s designers, contractors, subcontractors, workers, and suppliers stating that they have been paid in full for all work performed and materials and equipment supplied by them on the Premises, (ii) warranties; (iii) floor plans, construction drawings, and all revisions thereto; (iv) copy of signed off permit/job card and any related inspection records; (v) complete full size set of as-built drawings, include architectural, mechanical, electrical, plumbing, fire alarm and fire sprinkler; and (vi) air balance report. Tenant shall make all applications to Landlord for payment from the Extension Allowance, including the Retainage, and submit the completed Closing Binder to Landlord, not later than March 31, 2022. Landlord shall have no obligation to pay any portion of the Extension Allowance if an application therefor in material compliance with this Paragraph 2.3 has not been made by March 31, 2022. Should the cost to design and construct the Extension Improvements be less than the Extension Allowance, Landlord shall have no obligation to pay or credit to Tenant any portion of such unused Extension Allowance. If Landlord fails to disburse any portion of the Extension Allowance within (30) days after Landlord’s receipt of an Extension Allowance Request and the supporting materials therefor, Tenant shall provide Landlord written notice that the requested portion of the Extension Allowance has not been timey paid. Landlord shall then have ten (10) business days to either pay the requested portion of the Extension Allowance or to provide Tenant written notice that Landlord disputes that the requested portion of the Extension Allowance is due and payable to Tenant (the “Notice of Allowance Dispute”). Landlord and Tenant acknowledge and agree that a Notice of Allowance Dispute may only be delivered to Tenant by Landlord in the event a dispute arises in connection with Tenant’s request for disbursement of the Extension Allowance. If within such ten (10) business day period Landlord fails to either pay the requested portion of the Extension Allowance or deliver Tenant a Notice of Allowance Dispute, Tenant may, within five (5) business days following the expiration of such ten (10) business day period described above, provide to Landlord a second Extension Allowance Request (the “Second Extension Allowance Request”) in compliance with the foregoing requirements but also stating in large, bold and capped font the following: “THIS IS TENANT’S SECOND EXTENSION ALLOWANCE REQUEST TO LANDLORD. LANDLORD FAILED TO RESPOND TO TENANT’S FIRST EXTENSION ALLOWANCE REQUEST IN ACCORDANCE WITH THE TERMS OF SECTION 2 OF EXHIBIT “C-1” OF THE FIRST AMENDMENT TO LEASE. IF LANDLORD FAILS TO RESPOND TO THIS SECOND EXTENSION ALLOWANCE REQUEST WITHIN TEN (10) BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT OF THIS SECOND EXTENSION ALLOWANCE REQUEST, TENANT SHALL HAVE THE RIGHT TO OFFSET THAT PARTICULAR

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EXTENSION ALLOWANCE AMOUNT AGAINST ANY RENTAL NEXT DUE AND OWING”. If (a) Tenant’s Second Extension Allowance Request strictly complies with the terms of this Section, and (b) Landlord fails to respond to Tenant’s Second Extension Allowance Request within ten (10) business days of Landlord’s receipt of Tenant’s Second Extension Allowance Request, Tenant shall have the right to offset that particular Extension Allowance amount against any Rental next due and owing.

3. ACCEPTANCE OF PREMISES. Subject to Section 8 of the Second Amendment, Tenant acknowledges and agrees to accept the Premises during the Extended Term in their “as-is” condition and Tenant acknowledges that neither Landlord, its asset manager, property manager, nor any employee or agent of said entities have made any representation or warranty with respect to the condition of the Premises.

4. CONTRACTORS; MATERIALS.

4.1 Approval Required. Tenant will cause the Extension Improvements to be constructed pursuant to the Plans by a general contractor reasonably acceptable to Landlord (“Contractor”), with Landlord reserving the right to approve all subcontractors, with all such approvals being in writing, and not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the general contractor and all subcontractors shall be union labor. Tenant shall not permit any other contractor or subcontractor to perform work in the Premises in connection with the Extension Improvements without the express prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such contractors approved by Landlord for the performance of any work in the Premises shall be subject to the supervision of Landlord’s contractor. Unless otherwise expressly described in the Plans, all wall coverings, woodwork (if any), paint, floor coverings, and other finishes shall be of a quality comparable to finishes typically used in the Building (“Building Standard”) from time to time for general tenant improvement work in the Building. All material and workmanship used in construction by Tenant or Tenant’s contractors of the Extension Improvements shall be of a quality that is at least Building Standard.

4.2 Contractor Requirements. Tenant’s contractors shall comply with all reasonable rules and regulations which Landlord may generally impose from time to time upon contractors and subcontractors in the building. Tenant shall require all contractors and subcontractors performing construction or alterations to the Premises to, prior to commencing any such work, furnish Landlord with original certificates of insurance evidencing that such contractors and subcontractors carry: (i) workers compensation insurance in such amounts as may be required by law; (ii) liability insurance (including owned and non-owned automobile liability) with limits of no less than $1,000,000; (iii) employers’ liability insurance with limits of at least $1,000,000; and (iv) umbrella/excess liability insurance with limits of not less than $2,000,000. All such liability policies shall (x) name Landlord, its asset manager and property manager as additional insureds; (y) be primary to and non-contributory with any insurance policies carried by Landlord or such asset or property manager; and (z) contain contractual liability and cross liability endorsements in favor of Landlord, its asset manager and property manager.

4 - Exhibit “C-2”	13016-007 Fastly Second Amendment

4.3 No Warranty. Landlord’s supervision and/or approval of any contractor or any contractor’s work in connection with the Extension Improvements shall not under any circumstances constitute a warranty or representation that such work was properly performed or designed or create any liability for payment for such work by Landlord. Rather, Tenant acknowledges that such supervision by Landlord, regardless of whether Landlord earns a fee for same, is for the sole benefit of Landlord and the property wherein the Premises are located.

5. EXTRA WORK.

5.1 In General. Except as expressly approved in writing by Landlord pursuant to the provisions of this paragraph 5, Tenant shall not revise the final Plans or any portion of the Extension Improvements which have been constructed (all such revised work is hereinafter collectively referred to herein as “Extra Work”).

5.2 Procedure. If any request by Tenant for Extra Work would require a change to the final Plans such revised Plans shall be performed by Tenant at Tenant’s expense (subject to application of the Extension Allowance). Landlord shall respond in writing within three (3) business days to any request by Tenant for the approval of Extra Work. Any approval of such request may, in Landlord’s reasonable discretion, and be conditioned upon conditions which Landlord may find to be reasonable under the circumstances.

5 - Exhibit “C-2”	13016-007 Fastly Second Amendment

EXHIBIT D-1

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM is entered into as of                     by and between CLPF-475 BRANNAN STREET L.P., a Delaware limited partnership (“Landlord”), and Fastly, Inc., a Delaware corporation (“Tenant”), with respect to that certain Second Amendment to Lease dated as of                     , 2019 (the “Second Amendment”) respecting certain premises (the “Premises”) located in the building known as 475 Brannan Street, San Francisco, California.

Pursuant to Section 4 of the Second Amendment, Landlord and Tenant hereby confirm and agree that the Extension Date (as defined in the Second Amendment) is April 1, 2020, and that the Extended Expiration Date (as defined in the Second Amendment) is July 31, 2027. This Memorandum supplements, and shall be a part of, the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Memorandum as of the day and year first above written.

LANDLORD:

CLPF-475 BRANNAN STREET L.P., a Delaware limited partnership

By:	CLPF - 475 BRANNAN STREET GP, LLC Its general partner

	By:	Clarion Lion Properties Fund Holdings. L.P., Its sole member

		By:	CLPF-Holdings, LLC, Its general partner

			By:	Clarion Lion Properties Fund Holdings REIT, LLC, Its sole member

				By:	Clarion Lion Properties Fund, LP, Its managing member

					By:	Clarion Partners LPF GP, LLC, Its general partner

					By:	Clarion Partners, LLC, Its sole member

						By:	/s/ Katie Vaz
Katie Vaz Authorized Signatory

Date:

TENANT:
FASTLY, INC., a Delaware corporation

By:
Name:
Title:

1 – Exhibit D-1